PRODUCE FIXED TERM PURCHASE AGREEMENT

This Produce Fixed Term Purchase Agreement (this “Agreement”), is between Sysco Merchandising and Supply Chain Services, Inc. (“SMS”) and 2020 PRODUCE SALES (“Supplier”), effective as of October 15, 2018 (the “Effective Date”).

RECITALS

A.SMS and Supplier are parties to that certain Supplier Authorization Agreement (the “SAA”) [of even date herewith] [dated as of October 15, 2018], pursuant to which Supplier has agreed to sell foodservice and related products (the “Product(s)”) to SMS and/or the Sysco Companies (as defined in the SAA), including without limitation Freshpoint, Inc. and its divisions and subsidiaries, for resale by the Sysco Companies to the foodservice industry.

OR

A.SMS and Supplier intend to enter into a Supplier Authorization Agreement (the “SAA”), pursuant to which Supplier will agree to sell foodservice and related products (the “Product(s)”) to SMS and/or the Sysco Companies (as defined in the SAA), including without limitation Freshpoint, Inc. and its divisions and subsidiaries, for resale by the Sysco Companies to the foodservice industry.

B.In addition to the as-needed sale of Products pursuant to the SAA, SMS and Supplier have agreed that for a fixed term that Supplier will provide certain fresh produce Products to SMS and/or the Sysco Companies (hereinafter collectively the “Buyer”) at a fixed price (the “Fixed Price”) and/or a variable high-low price (the “Variable Price”) and in a fixed quantity (the “Fixed Quantity”). If Buyer is located east of the city of Denver, Colorado, Buyer may also be referred to hereinafter as an “East Coast Buyer.” If Buyer is located west of or in the city of Denver, Colorado, Buyer may also be referred to hereinafter as a “West Coast Buyer.”

NOW THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Fixed and/or Variable Price. During the Term of this Agreement (as described in Section 4 below), Supplier agrees to sell to Buyer the Products listed on Schedule 1 of this Agreement, in the Fixed Quantity set forth therein, for the Fixed Price or Variable Price set forth therein, and Buyer agrees to buy up to the Fixed Quantity for the price set forth therein. The price for Product(s) purchased pursuant to the mostly market program with Variable Price, as more fully described in Schedule 1, will be adjusted if the mostly market price in that period for such Product is lower than the original price (i) for all West Coast Buyers, up to twenty-four (24) hours after day of loading of the Product, and (ii) for all East Coast Buyers, up to forty-eight (48) hours after day of loading of the Product.

2.Fixed Quantity. Order fulfillment by Supplier of the Fixed Quantity of Product shall be made according to the schedule set forth in Schedule 1 or as otherwise mutually agreed by the parties in writing. The Fixed Quantity of any Product required by any individual Buyer at any order fulfillment shall be subject to adjustment in such Buyer’s sole discretion of up to one hundred ten percent (110%) of the ten (10) week rolling average of the individual Buyer’s purchases of such Product (if less than 10 weeks of purchase activity for such Product by such individual Buyer, then weeks 1 through 9 shall be based on the weekly to date averages). If Supplier fails to fulfill Buyer’s order of the Fixed Quantity of any Product in the quantities and/or by the dates set forth in Schedule 1, then Supplier shall be liable to Buyer for (i) all costs reasonably incurred by Buyer in procuring substitute goods of like kind and quality, including but not limited to any difference in the net price which Buyer was required to pay for such substitute goods and additional freight charges, and (ii) any costs incurred by Buyer as a result of any failure to timely meet any of their customer requirements for the Product, including but not limited to any customer contract penalties, and (iii) any additional rights or remedies otherwise available to Buyer at law, or in equity, or by statute.

3.Term and Termination. This Agreement shall have an initial term of one (1) year from the Effective Date (the “Term”), unless earlier terminated as described below. At the end of the Term, this Agreement will terminate. This Agreement may only be terminated prior to the end of the Term as follows:

(a)by SMS at any time in the event of unsatisfactory performance under this Agreement by Supplier, as determined in SMS’s sole discretion, provided that SMS has provided thirty (30) days’ prior written notice to Supplier of Supplier’s unsatisfactory performance, and if Supplier has failed to improve such performance in SMS’s sole discretion during such 30-day period, then at the end of such 30-day period, SMS may terminate this Agreement upon fifteen (15) days’ written notice to Supplier;

(b)by either party (i) upon the filing of any petition in bankruptcy or the commencement of any proceeding relating to the relief or readjustment of indebtedness of the other party, (ii) upon the foreclosure of any of the other party’s facilities by any financial institution, or (iii) if the first party in good faith believes that the financial condition of the other party or the prospect of payment by the other party of any of its indebtedness becomes impaired;

(c)by either party in the event that the other party fails to perform or observe any of the material covenants and agreements of this Agreement, including, without limitation, production of the Products in accordance with their applicable specifications (including but not limited to as set forth in the SAA), and such failure shall not be cured, in the reasonable judgment of the non-breaching party, within thirty (30) days after delivery by the non-breaching party of written notice of such failure to the breaching party;

(d)by SMS in the event of any sale of (i) substantially all of the assets of Supplier or (ii) a controlling equity interest in Supplier, including, but not limited to, a sale of, in the case of a corporation or other entity, greater than fifty percent (50%) of the issued and outstanding (i) voting stock in the case of a corporation, or (ii) equity ownership interest in the case of entities other than stock corporations;

(e)by SMS in the event of any termination of the SAA by SMS pursuant to Section 6(c) through Section 6(g) thereof; and

(f)by Supplier in the event of any termination of the SAA by Supplier pursuant to Section 6 (c) through Section 6(d) thereof.

4.No Termination of SAA. The parties agree that, notwithstanding anything to the contrary in the SAA, except for cause or except when a party has the right to terminate this Agreement, neither party will terminate the SAA during the pendency of this Agreement.

5.SAA Applicable to Products under this Agreement. Except as expressly set forth in this Agreement to the contrary, all terms and provisions of the SAA shall govern the relationship between the parties, including the purchase of all Products by SMS and the Sysco Companies pursuant to this Agreement.

6.Assignment. Supplier may not assign this Agreement or any rights obtained hereunder or delegate or subcontract any duty of performance owed by Supplier hereunder without the prior written approval of SMS. Any assignment made in contravention of this Section 7 shall be null and void for all purposes. For purposes of this Section 7 a sale, assignment or transfer of (i) substantially all of the assets of Supplier or (ii) a controlling equity interest in Supplier, including, but not limited to, a sale, assignment or transfer of, in the case of a corporation, greater than fifty percent (50%) of the issued and outstanding stock, shall be deemed an assignment.

7.Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or by any third parties as creating a relationship of principal and agent, partnership, or joint venture between the parties, it being understood and agreed that no provision contained herein or act of the parties shall be deemed to create any relationship between the parties other than the relationship of buyer and seller. Neither party shall have, nor hold itself out as having, any right, power or authority to assume, create, or incur any expenses, liability, or obligation on behalf of the other party, except as expressly provided herein.

8.Confidentiality. SMS considers all information provided by any Buyer hereunder, including specifically and without limitation, all earned income programs, promotional activities and pricing under this Agreement and all data concerning sales to particular customers of any Buyer (“Buyer Information”), as highly confidential information that is not to be shared with any person or entity that is not a party to this Agreement. Therefore, Supplier shall treat Buyer Information as confidential and shall not disclose the same to any third party, including without limitation any foodservice institutions which purchase Products through any Buyer or any other foodservice distributor, unless (i) required by law, or (ii) Buyer Information becomes part of the public domain through no fault of Supplier. If Supplier is ordered by a court of competent jurisdiction to disclose Buyer Information to a third party, it shall provide SMS as much advance notice as possible so as to permit SMS to take appropriate steps, at SMS’s expense, to prohibit, control or limit the proposed disclosure of Buyer Information. The parties shall also comply with any additional confidentiality agreements between Sysco Corporation or SMS, on the one hand, and Supplier, on the other hand, and in the event of any conflict between this Section 9 of this Agreement and any such confidentiality agreements, the terms of this Agreement shall control.

9.Governing Law; Forum; Consent to Jurisdiction. This Agreement, and all the rights and duties of the parties arising out of, in connection with, or relating in any way to the subject matter of this Agreement or the transactions contemplated by it, shall be governed by, construed, and enforced in accordance with the laws (excluding conflict of laws rules which would refer to and apply the substantive laws of another jurisdiction) of (i) for Suppliers selling product to SMS and the Sysco Companies located in the United States, the state of Texas, and (ii) for Suppliers selling product only to SMS and the Sysco Companies located in Canada, the Province of Ontario. Any suit or proceeding to be brought under clause (i) above may be brought in any state or federal court located in Harris County, Texas and any suit or proceeding to be brought under clause (ii) above may be brought in any court of competent jurisdiction in Ontario, and each party consents to the personal jurisdiction of said state and federal courts, as applicable, and waives any objection that such courts are an inconvenient forum.

10.Notice. Any notice, request, instruction, waiver or other documents must be given under this Agreement by any party to the other in writing, delivered personally, or by certified mail, postage being paid, or by a nationally recognized, next-day delivery service (such as Federal Express or UPS), addressed as may be specified by proper written notice hereunder, and shall be effective when received by the party to which it is addressed.

If to SMS:	Sysco Merchandising and Supply Chain Services, Inc.
1390 Enclave Parkway
Houston, Texas 77077-2099
Facsimile: (281) 584-1249
Telephone: (281) 584-1390
Attention: Executive Vice President, Merchandising Services

with copy to (which copy shall not constitute notice):
Sysco Corporation
1390 Enclave Parkway
Houston, Texas 77077-1390
Facsimile: (281) 584-2510
Telephone: (281) 584-2546
Attention: General Counsel

If to Supplier:	20/20 Produce Sales
480 22nd Street
Heyburn, Idaho 83336
Telephone: (208) 677-2020
Attention: Mark Williams

11.Survival. The provisions of Section 2, 9 and 10 of this Agreement shall survive the termination of this Agreement.

12.Publicity. Supplier agrees that it will not disclose the existence of this Agreement to any third party except as required by law, nor will it issue any press release or other announcement or create any marketing materials that make reference to SMS or Sysco Corporation for any reason without the prior written consent of SMS or Sysco Corporation, as the case may be.

13.Undefined Terms. All capitalized but undefined terms contained herein shall have the same meaning as ascribed to them in the SAA.

14.Entire Agreement. This Agreement together with the Schedules hereto and the SAA and any agreements referenced therein, constitutes the entire understanding among the parties with respect to the subject matter hereof and supersedes all negotiations and prior discussions and writings between the parties. Unless otherwise provided herein, no modifications to this Agreement shall be binding on either party unless made in writing and signed by duly authorized representatives of both parties. In the event of any conflict between this Agreement and any addenda, exhibits, or other attachments, the terms of this Agreement shall govern. In the event of a conflict between the terms of this Agreement and the terms of the SAA with respect to the purchase of all Products by any Buyer pursuant to this Agreement, the terms of this Agreement shall prevail. Orders for Products placed by any Buyer pursuant to this Agreement are subject to their express terms and are deemed to incorporate the terms of this Agreement. Supplier agrees that terms or conditions accompanying any order acceptance, delivery, invoice or other documents submitted by Supplier to Buyer that conflict with or are in addition to the terms contained in this Agreement are of no force or effect.

15.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument. Delivery of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed signature page.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth at the beginning of this Agreement.

Supplier:	SMS:
2020 Produce Sales	Sysco Merchandising and Supply Chain Services, Inc.

By: /s/ Mark Williams	By: /s/ Rich Dachman
Name: 20-20	Name: Rich Dachman
Title: President	Title: VP Produce

SCHEDULE 1

[attach applicable Schedule]